EXHIBIT 23(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-12365 of Seneca Foods Corporation and subsidiaries on Form S-8 of our reports dated May 31, 1996 (which express an unqualified opinion and includes an explanatory paragraph relating to a change in the Company's method of accounting for inventories and to a change in accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109), appearing in and incorporated by reference in the Annual Report on Form 10-K of Seneca Foods Corporation and subsidiaries for the year ended March 31, 1996.



Deloitte & Touche LLP
Rochester, New York
October 29, 1996


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